EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 1, 2001 in the Registration Statement on Form S-3 and related Prospectus of Conceptus, Inc. for the registration of 4,600,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 1, 2001 with respect to the financial statement schedule of Conceptus, Inc. for the years ended December 31, 1999 and 2000 included in the Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California
May 28, 2002